UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2022

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road
San Diego, CA 92121
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	PSMT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) COO Resignation By Mutual Agreement

PriceSmart, Inc. (the “Company”) announced February 25th the resignation by mutual agreement of its Executive Vice President and Chief Operating Officer, William J. Naylon, effective February 28, 2022. Mr. Naylon has agreed to support the Acting COO and make himself available at the Company’s request for up to 100 hours of transition support during the twelve months following his resignation.

On February 23, 2022, the Company and Mr. Naylon entered into a Separation Agreement with Waiver and Release of Claims (the “Separation Agreement”) detailing the terms of his separation from the Company. Pursuant to the Separation Agreement, and in consideration of Mr. Naylon’s execution and non-revocation of a release of claims in favor of the Company and his agreement to provide transition support and abide by certain restrictive covenants, Mr. Naylon will receive severance equal to $650,000, payable pursuant to the Company’s regular payroll schedule over a period of one year; an annual cash incentive of up to (but in no event to exceed) $260,000, subject to the Company’s achievement of previously established corporate performance metrics; contribution by the Company of the Company’s portion of the premium cost of Mr. Naylon’s participation and that of his eligible dependents in the Company’s group health plan for a period of twelve months following termination of his employment or until he has secured other employment, whichever occurs first; a vacation true-up payment of approximately $18,000; a one-time cash payment of $200,000 in recognition of the fact that Mr. Naylon will no longer be eligible to receive additional annual incentive payments or additional performance stock unit shares if the Company’s performance exceeds target levels; and reimbursement of up to $10,000 for up to one year of outplacement services. In addition, subject to Mr. Naylon’s execution and non-revocation of a release of claims in favor of the Company and his continuing to provide the transition support and abide by certain restrictive covenants, Mr. Naylon will retain, and will be eligible to continue vesting in, restricted stock awards and performance stock units covering a total of 8,580 shares of the Company’s common stock through the applicable vesting dates; provided that vesting of any performance stock units tied to fiscal year 2022 performance shall remain subject to satisfaction of the applicable performance criteria and Mr. Naylon will not be eligible for any increases in the number of shares covered by performance stock awards based on corporate performance above target levels for fiscal year 2022. During the term of the Separation Agreement and for a period of one (1) year following the later of the last severance payment by the Company to Mr. Naylon pursuant and the last vesting of equity incentive awards, Mr. Naylon will be subject to customary noncompetition, customer and supplier non-solicitation and employee non-solicitation restrictions.

The foregoing description is qualified in its entirety by the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

(c)Appointment of Acting COO

Upon Mr. Naylon’s resignation, John D. Hildebrant will become Acting Chief Operating Officer. Mr. Hildebrandt currently serves as the Company’s Executive Vice President—Operations, a position he has held since February 2010. Mr. Hildebrandt previously served as Executive Vice President — Central America and Trinidad Operations from March 2009 through January 2010, as Executive Vice President — Central America Operations from August 2003 until February 2009, as Executive Vice President — Caribbean and Asia Operations from July 2001 until July 2003 and as Senior Vice President of the Company from September 2000 until July 2001. Mr. Hildebrandt previously served as Vice President of the Company from September 1998 until August 2000, overseeing operations in Central America. Mr. Hildebrandt served as the Company’s Country Manager in the Philippines and Panama from August 1997 until August 1998, and as Price Enterprises’ Country Manager in the Philippines and Panama from 1996 until the Company was spun off from Price Enterprises in August 1997. Prior to joining Price Enterprises as Country Manager in 1996, Mr. Hildebrandt was a Senior Operations Manager of Price/Costco from 1994 through 1996, and served in various management roles for The Price Company beginning in 1979. Mr. Hildebrandt is 63 years old.

ITEM 9.01. Exhibits.

(d)	The following exhibit is furnished herewith:

Exhibit No.	Description
10.1	Separation Agreement and Waiver and Release of Claims dated February 23, 2022 between William J. Naylon and the Company
104	The cover page from this Current report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PriceSmart, Inc.

By:           /s/ FRANCISCO VELASCO

Francisco Velasco

Executive Vice President, General Counsel and Secretary

Date:February 28, 2022